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                       Consent of Independent Accountants




We hereby consent to the use in the Statement of Additional Information constituting part of this Post Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 14, 1998, relating to the financial statements and financial highlights of SunAmerica Series Trust, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "General Information Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Reports and Independent Accountants" in the Prospectus which constitutes part of this Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
November 23, 1998